February 3, 1998



Borg-Warner Automotive, Inc.
200 South Michigan Ave.
Chicago, IL 60604

Gentlemen:

I have acted as counsel to Borg-Warner Automotive, Inc. (the "Company") in connection with its Registration Statement on Form S-8 (the "Registration Statement") relating to 50,000 shares of the Company's common stock, par value $.01 per share ("Common Stock"), to be issued under the Borg-Warner Automotive Diversified Transmission Products Corporation, Muncie Plant Local 287 Retirement Investment Plan as Amended and Restated (the "Plan"). In the course thereof, I or attorneys acting under my supervision and control have reviewed such documents and have made such investigation of law as I have deemed appropriate as a basis for the opinions expressed below.

Based on the foregoing and subject to the qualifications set forth herein, I am of the opinion that:

1. All necessary corporate action with respect to the authorization of the shares of Common Stock under the Plan has been taken by the Company.

2. Such shares of Common Stock, when issued under the Plan, will be legally issued, fully paid and non-assessable.

3. Under the laws of the State of Delaware and the laws of the State of Illinois, the jurisdiction where the Company's principal executive offices are located, no holder of shares of Common Stock issued under the Plan is or will be subject to personal liability by reason of being such a holder.

I express no opinion as to, or the effect of applicability of, any laws other than the laws of the State of Illinois, the General Corporation Law of Delaware and the federal laws of the United States. This opinion is limited to the specific issues addressed and is limited in all respects to laws and facts existing on the date hereof.

I hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement and to the use of my name therein.


Yours sincerely,


/s/ LAURENE H. HORISZNY
---------------------
LAURENE H. HORISZNY